Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP Reports First-Quarter Results:

Delivers Strong Oil/Liquids Sales Volume and Revenue Growth,

Realizes Substantial Increase in Cash Flows from Operating Activities

First-Quarter Highlights:

•	Total revenues were $524.3 million, a 22% increase compared to first-quarter 2011.

•	Oil/liquids revenues were $467.5 million, a 41% increase compared to first-quarter 2011.

•	Net loss attributable to common stockholders was $82.3 million, or $0.64 per diluted share compared to first-quarter 2011 net income of $71.0 million, or $0.49 per diluted share.

•

Adjusted net income attributable to common stockholders increased 47% to $77.0 million, or $0.58 per diluted share compared to first-quarter 2011 adjusted net income of $52.4 million, or $0.37 per diluted share (a non-GAAP measure).

•	Income from operations was $171.3 million, a 28% increase over first-quarter 2011.

•	Net cash provided by operating activities was $335.4 million and operating cash flow (a non-GAAP measure) was $329.2 million, a 16% and 35% increase over first-quarter 2011, respectively.

•	Gross margin per barrel of oil equivalent (BOE) was $26.72 and cash margin per BOE was $49.44 (a non-GAAP measure), a 19% and 34% increase over first-quarter 2011, respectively.

•

Daily sales volumes averaged approximately 87.9 thousand BOE, a 9% increase per diluted share, or a 30% increase per diluted share pro forma for the December 2011 asset sales, compared to first-quarter 2011.

•	Oil/liquids daily sales volumes increased 23% per diluted share, or 35% per diluted share pro forma for the December 2011 asset sales, compared to first-quarter 2011.

•

Average oil realized price per barrel before derivative transactions and other adjustments was $106.95, or 90% of Brent, a 23% increase over first-quarter 2011. Average oil/liquids realized price per barrel was $103.45, a 24% increase over first-quarter 2011.

•	Acquired additional 2014 Brent crude oil put option spread contracts in April 2012 bringing total volumes covered to 50,000 barrels of oil per day, up from 20,000 barrels of oil per day.

•	PXP reiterates its full-year 2012 average sales volume range of 92 – 96 thousand BOE per day.

Houston, Texas, May 3, 2012—Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces 2012 first-quarter financial and operating results.

FINANCIAL SUMMARY

PXP reported first-quarter revenues of $524.3 million and a net loss attributable to common stockholders of $82.3 million, or $0.64 per diluted share, compared to revenues of $430.3 million and net income of $71.0 million, or $0.49 per diluted share, for the first-quarter 2011.

The first-quarter net loss attributable to common stockholders includes certain items affecting the comparability of operating results. Those items consist of realized and unrealized gains and losses on our mark-to-market derivative contracts resulting in a net loss of $109.1 million due in large part to increased crude oil forward prices, a $135.9 million unrealized loss on investment in McMoRan Exploration Co. (“McMoRan”) common stock, and other items. When considering these items, PXP reports net income attributable to common stockholders of $77.0 million, or $0.58 per diluted share (a non-GAAP measure).

A reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures is included with the financial tables.

OPERATIONAL UPDATE

PXP’s 2012 first-quarter daily sales volumes averaged 87,873 BOE per day, a 9% increase per diluted share and a 30% increase per diluted share pro forma for the December 2011 asset sales compared to first-quarter 2011. PXP’s 2012 first-quarter oil daily sales volumes averaged 47,815 barrels per day, a 22% increase, pro forma for the December 2011 asset sales, compared to the first quarter of 2011. The robust volume growth is driven primarily by strong performance in the Eagle Ford Shale and steady, consistent performance in California. Natural gas liquids sales volumes averaged 1,842 barrels per day net to PXP, down from first-quarter 2011 average volumes of 3,326 barrels per day net to PXP reflecting the impact of the South Texas and Texas Panhandle asset sales in December 2011. Natural gas sales volumes averaged 229.3 million cubic feet per day net to PXP compared to 263.4 million cubic feet per day in the first-quarter 2011. Lower volumes reflect the impact of the December 2011 asset sales and voluntary production shut-ins at the Haynesville Shale.

PXP reiterates its full-year 2012 average sales volume range of 92 – 96 thousand BOE per day. The Company estimates oil volume growth to more than offset declines in natural gas volumes, particularly during the second half of the year.

In the Eagle Ford Shale, first-quarter daily sales volumes averaged 13,908 BOE per day net to PXP compared to fourth-quarter 2011 average daily sales volumes of 9,123 BOE per day net to PXP. In March daily sales volumes averaged 15,154 BOE per day net to PXP. In April average daily sales volumes were in excess of 19,000 BOE per day net to PXP. The Company expects to exit the year above 26,000 BOE per day. Initial production rates on recently completed wells are as follows:

The Jendrusch 1H achieved a peak rate of 3,168 gross BOE per day (100% working interest).

The Love 1H achieved a peak rate of 2,222 gross BOE per day (100% working interest).

The Love 2H achieved a peak rate of 2,122 gross BOE per day (100% working interest).

At the end of April, PXP had 8.1 net drilling rigs operating on its acreage compared to 6.9 net rigs at the end of January 2012. Along with a higher number of rigs operating, drill times are improving with fewer average days spent on drilling. With more rigs operating and improved drill times, the number of wells drilled but waiting on completion or connection to pipelines was 31 wells.

By year-end 2011, PXP built and completed 7 production facilities. During 2012 there are 12 additional production facilities and related infrastructure planned for completion, including modification of 2 existing facilities to bring on additional wells. Each facility has the capability of supporting multiple wells which allows for step-function growth in sales volumes as each facility is completed.

In California, first-quarter daily sales volumes averaged 38,605 BOE per day net to PXP compared to the first-quarter 2011 daily sales volume average of 37,873 BOE per day net to PXP. First-quarter 2012 sales volumes were lower than fourth-quarter 2011 sales volumes due primarily to scheduled maintenance at the Santa Maria Refinery in March. The 2012 development plan is on track, and PXP expects sales volumes to slowly expand from first-quarter levels.

In the Gulf of Mexico, progress is being made on construction of the truss spar floating production facility for the Lucius project, located in the Keathley Canyon area of the deepwater Gulf of Mexico. The Lucius spar will have the capacity to produce in excess of 80,000 barrels of oil per day and 450 million cubic feet of natural gas per day. First production is anticipated in the second half of 2014. In addition, the operator, Anadarko Petroleum Corporation, and its partners, have planned development drilling in 2012 as part of the overall Lucius development plan. One exploratory well is expected to spud late 2012 at the Phobos prospect located in the same Pliocene hydrocarbon complex as the Lucius discovery.

In the Haynesville Shale, first-quarter daily sales volumes averaged 173.5 million cubic feet equivalent (MMcfe) per day net to PXP compared to first-quarter 2011 average daily sales volumes of 161.9 MMcfe per day net to PXP and fourth-quarter 2011 average daily sales volumes of 199.8 MMcfe per day net to PXP. The recent sales volume decline reflects operator driven production curtailments, shut-ins and reduced drilling activity. At the end of April, PXP’s primary operator was operating 6 rigs, down considerably from 21 last reported in November 2011. The rate of decline in sales volumes is expected to slow and flatten out between 145—155 MMcfe per day net to PXP during the second quarter.

CAPITAL SPENDING

For the first quarter of 2012, PXP had cash expenditures of $401.3 million for additions to oil and gas properties and $16.6 million for leasehold acquisitions. Of the $417.9 million total, approximately $371.3 million was funded by PXP and $46.6 million was funded by Plains Offshore Operations Inc., PXP’s consolidated subsidiary.

STOCK REPURCHASE

In the first quarter of 2012, PXP completed the purchase of 2.4 million common shares at an average cost of $37.02 per share totaling $88.5 million as previously disclosed in its February 2012 year-end report.

COMMODITY PRICES

PXP’s 2012 first-quarter crude oil only average realized price per barrel before derivative transactions and other adjustments was approximately $106.95, or 90% of Brent, a 23% increase over the approximate $86.72 average realized price per barrel before derivative transactions and other adjustments in 2011. The oil/liquids average realized price per barrel before derivative transactions, which includes 1,842 barrels per day net to PXP of natural gas liquids, was approximately $103.45, a 24% increase over first-quarter 2011.

In April 2012, PXP acquired additional 2014 Brent crude oil put option spread contracts bringing total volumes covered to 50,000 barrels of oil per day, up from 20,000 barrels of oil per day, with a floor price of $90 per barrel and a limit of $70 per barrel. Currently, PXP has approximately 70% of its 2012, 90% of its 2013, and 60% of its 2014 estimated oil/liquids sales volumes hedged. The Company has approximately 70% of its 2012 and 60% of its 2013 and 2014 estimated natural gas sales volumes hedged. Given the characteristics of today’s commodity markets and PXP’s outlook, the Company continues to aggressively hedge to protect against downside commodity price risk and ensure ample cash flow. PXP also plans to continue its strategy of offsetting deferred premiums by selling call options in the future. A detailed list of PXP’s current derivative positions is included with the financial tables at the end of this release.

MANAGEMENT COMMENT

James C. Flores, Chairman, President and CEO of PXP commented, “PXP’s first-quarter operating and financial results demonstrates the strength of the Company’s underlying oil/liquids asset quality and intensity. Total revenues, income from operations, cash flow and cash margin are substantially stronger than first-quarter 2011 despite production and revenue impacts from divestitures and curtailments, shut-ins, and lower drilling activity in the Haynesville Shale. The quarterly results reflect PXP’s increasing leverage to higher crude oil production, higher waterborne oil prices and improved oil price realizations. Our 2012 growth objectives and guidance remain on track as we continue to accelerate the Eagle Ford Shale development while decelerating the activity in the Haynesville Shale. With on-going natural gas sales volumes stable and hedged in the $4 range through 2014, we expect stronger step-function growth in oil volumes from our assets that have high margins due to their locations and marketing contracts. Financially, our flexibility to execute PXP’s business plan is secure with our long-term debt structure and our significant oil-based bank facility. Strategically and operationally, we will continue to be laser focused on executing the development of our long-lived oil development in California and our organic growth strategy of early stage Eagle Ford oil production supplemented by the start-up of the Gulf of Mexico Lucius oil production. Combined, these areas are expected to generate very strong five-year growth in oil production, cash flow and income to PXP.”

CONFERENCE CALL

PXP will host a conference call today, Thursday, May 3, 2012 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The conference call and replay ID is: 64259926. The replay can be accessed by dialing 1-855-859-2056 or 1-404-537-3406. A live webcast of the conference call and a slide presentation will be available in the Investor Information section of PXP’s website at www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana, and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	capital and credit market conditions,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

All forward-looking statements in this press release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this press release and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact: Hance Myers: hmyers@pxp.com; 713.579.6291

Plains Exploration & Production Company

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues
Oil sales	$467,488	$331,843
Gas sales	53,524	96,802
Other operating revenues	3,263	1,669

	524,275	430,314

Costs and Expenses
Lease operating expenses	83,006	72,251
Steam gas costs	11,124	15,761
Electricity	11,374	9,720
Production and ad valorem taxes	12,631	11,528
Gathering and transportation expenses	16,272	12,747
General and administrative	38,382	36,023
Depreciation, depletion and amortization	177,697	134,543
Accretion	3,753	4,257
Other operating income	(1,261)	(304)

	352,978	296,526

Income from Operations	171,297	133,788
Other (Expense) Income
Interest expense	(45,253)	(32,404)
Loss on mark-to-market derivative contracts	(109,050)	(50,996)
(Loss) gain on investment measured at fair value	(135,930)	67,254
Other (expense) income	(405)	554

(Loss) Income Before Income Taxes	(119,341)	118,196
Income tax (expense) benefit
Current	(19)	(372)
Deferred	46,057	(46,845)

Net (Loss) Income	(73,303)	$70,979

Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(9,016)

Net Loss Attributable to Common Stockholders	$(82,319)

(Loss) Earnings per Common Share
Basic	$(0.64)	$0.50
Diluted	$(0.64)	$0.49
Weighted Average Common Shares Outstanding
Basic	129,348	140,868

Diluted	129,348	143,416

Plains Exploration & Production Company

Operating Data

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Daily Average Volumes
Oil and liquids sales (Bbls)	49,657	44,068
Gas (Mcf)
Production	234,001	269,222
Used as fuel	4,705	5,788
Sales	229,296	263,434
BOE
Production	88,657	88,938
Sales	87,873	87,974
Unit Economics (in dollars)
Average Index Prices
ICE Brent Price per Bbl	$118.42	$105.51
NYMEX Price per Bbl	103.03	94.60
NYMEX Price per Mcf	2.73	4.09
Average Realized Sales Price Before Derivative Transactions
Oil (per Bbl)	$103.45	$83.67
Gas (per Mcf)	2.56	4.08
Per BOE	65.16	54.14
Cash Margin per BOE (1)
Oil and gas revenues	$65.16	$54.14
Costs and expenses
Lease operating expenses	(10.38)	(9.12)
Steam gas costs	(1.39)	(1.99)
Electricity	(1.42)	(1.23)
Production and ad valorem taxes	(1.58)	(1.46)
Gathering and transportation	(2.03)	(1.61)
Oil and gas related DD&A	(21.64)	(16.28)

Gross margin (GAAP)	26.72	22.45
Oil and gas related DD&A	21.64	16.28
Realized gain (loss) on derivative instruments	1.08	(1.78)

Cash margin (non-GAAP)	$49.44	$36.95

Oil and gas capital expenditures accrued ($ in thousands) (2)	$439,939	$389,341

(1)

Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include the realized gain and loss on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)

Additions to oil and gas properties reported in our consolidated statement of cash flows differ from the accrual basis amounts reflected above due to the timing of cash payments. Excludes acquisitions.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Three Months Ended March 31, 2012
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$103.45	$2.56	$65.16
Realized (loss) gain on derivative instruments	(1.44)	0.73	1.08

Realized cash price including derivative settlements (non-GAAP)	$102.01	$3.29	$66.24

	Three Months Ended March 31, 2011
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$83.67	$4.08	$54.14
Realized (loss) gain on derivative instruments	(3.70)	0.03	(1.78)

Realized cash price including derivative settlements (non-GAAP)	$79.97	$4.11	$52.36

(1)	Excludes the impact of production costs and expenses and DD&A.

Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(73,303)	$70,979
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	181,450	138,800
Deferred income tax (benefit) expense	(46,057)	46,845
Loss on mark-to-market derivative contracts	109,050	50,996
Loss (gain) on investment measured at fair value	135,930	(67,254)
Non-cash compensation	18,232	16,806
Other non-cash items	1,421	918
Change in assets and liabilities from operating activities	8,688	31,873

Net cash provided by operating activities	335,411	289,963

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(401,311)	(358,472)
Acquisition of oil and gas properties	(16,573)	(24,511)
Proceeds from sales of oil and gas properties, net of costs and expenses	42,656	11,987
Derivative settlements	9,321	(15,021)
Additions to other property and equipment	(2,904)	(2,671)

Net cash used in investing activities	(368,811)	(388,688)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from revolving credit facilities	2,515,500	1,313,850
Repayments of revolving credit facilities	(2,440,500)	(1,808,850)
Proceeds from issuance of Senior Notes	—	600,000
Costs incurred in connection with financing arrangements	(125)	(9,069)
Purchase of treasury stock	(88,490)	—
Distributions to holders of noncontrolling interest in the form of preferred stock of subsidiary	(6,750)	—
Other	—	4

Net cash (used in) provided by financing activities	(20,365)	95,935

Net decrease in cash and cash equivalents	(53,765)	(2,790)
Cash and cash equivalents, beginning of period	419,098	6,434

Cash and cash equivalents, end of period	$365,333	$3,644

Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$365,333	$419,098
Accounts receivable	285,739	302,675
Commodity derivative contracts	17,628	50,964
Inventories	20,668	20,173
Investment	475,741	611,671
Deferred income taxes	199,368	20,723
Prepaid expenses and other current assets	23,228	16,073

	1,387,705	1,441,377

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	12,912,108	12,016,252
Not subject to amortization	1,928,157	2,409,449
Other property and equipment	148,863	145,959

	14,989,128	14,571,660
Less allowance for depreciation, depletion, amortization and impairment	(7,022,804)	(6,846,365)

	7,966,324	7,725,295

Goodwill	535,140	535,140

Commodity Derivative Contracts	25,706	12,678

Other Assets	73,614	76,982

	$9,988,489	$9,791,472

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$402,954	$385,231
Commodity derivative contracts	53,240	3,761
Royalties and revenues payable	125,918	97,095
Interest payable	70,783	39,342
Other current liabilities	77,395	100,757

	730,290	626,186

Long-Term Debt	3,836,551	3,760,952

Other Long-Term Liabilities
Asset retirement obligation	235,193	230,633
Commodity derivative contracts	49,541	823
Other	15,897	15,749

	300,631	247,205

Deferred Income Taxes	1,594,485	1,461,897

Equity
Stockholders’ equity
Common stock	1,439	1,439
Additional paid-in capital	3,405,409	3,434,928
Retained earnings	249,251	337,991
Treasury stock, at cost	(562,429)	(509,722)

	3,093,670	3,264,636
Noncontrolling interest
Preferred stock of subsidiary	432,862	430,596

	3,526,532	3,695,232

	$9,988,489	$9,791,472

Plains Exploration & Production Company

Summary of Open Derivative Positions

At April 30, 2012

Period (1)	Instrument Type	Daily Volumes	Average Price (2)	Average Deferred Premium	Index
Sales of Crude Oil Production
2012
May - Dec	Three-way collars (3)	40,000 Bbls	$100.00 Floor with an $80.00 Limit $120.00 Ceiling	-	Brent

2013
Jan - Dec	Put options (4)	17,000 Bbls	$90.00 Floor with a $70.00 Limit	$6.253 per Bbl	Brent
Jan - Dec	Put options (4)	13,000 Bbls	$100.00 Floor with an $80.00 Limit	$6.800 per Bbl	Brent
Jan - Dec	Three-way collars (3)	25,000 Bbls	$100.00 Floor with an $80.00 Limit $124.29 Ceiling	-	Brent
Jan - Dec	Three-way collars (3)	5,000 Bbls	$90.00 Floor with a $70.00 Limit $126.08 Ceiling	-	Brent

2014
Jan - Dec	Put options (4)	50,000 Bbls	$90.00 Floor with a $70.00 Limit	$5.979 per Bbl	Brent

Sales of Natural Gas Production
2012
May -Dec	Put options (5)	120,000 MMBtu	$4.30 Floor with a $3.00 Limit	$0.298 per MMBtu	Henry Hub
May -Dec	Three-way collars (6)	40,000 MMBtu	$4.30 Floor with a $3.00 Limit $4.86 Ceiling	-	Henry Hub
2013
Jan - Dec	Swap contracts (7)	110,000 MMBtu	$4.27	-	Henry Hub

2014
Jan - Dec	Swap contracts (7)	100,000 MMBtu	$4.09	-	Henry Hub

(1)	All of our derivatives are settled monthly.
(2)	The average strike prices do not reflect any premiums to purchase the put options.

(3)

If the index price is less than the per barrel floor, we receive the difference between the per barrel floor and the index price up to a maximum of $20 per barrel. We pay the difference between the index price and the per barrel ceiling if the index price is greater than the per barrel ceiling. If the index price is at or above the per barrel floor but at or below the per barrel ceiling, no cash settlement is required.

(4)

If the index price is less than the per barrel floor, we receive the difference between the per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above the per barrel floor, we pay only the option premium.

(5)

If the index price is less than the per MMBtu floor, we receive the difference between the per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu less the option premium. If the index price is at or above the per MMBtu floor, we pay only the option premium.

(6)

If the index price is less than the per MMBtu floor, we receive the difference between the per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu. We pay the difference between the index price and the per MMBtu ceiling if the index price is greater than the per MMBtu ceiling. If the index price is at or above the per MMBtu floor but at or below the per MMBtu ceiling, no cash settlement is required.

(7)

If the index price is less than the fixed price ($4.27 per MMBtu for the 2013 contracts and $4.09 per MMBtu for the 2014 contracts), we receive the difference between the fixed price and the index price. We pay the difference between the index price and the fixed price if the index price is greater than the fixed price.

Derivative Settlements

(in thousands of dollars)

The following table reflects cash (payments) receipts for derivatives attributable to the stated production periods.

	Three Months Ended March 31,
	2012	2011
Oil sales	$(6,509)	$(14,682)
Natural gas sales	15,177	620

	$8,668	$(14,062)

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net (loss) income (GAAP) to adjusted net income and adjusted net income attributable to common stockholders (non-GAAP) for the three months ended March 31, 2012 and 2011. Adjusted net income and adjusted net income attributable to common stockholders exclude certain items affecting the comparability of operating results and the related tax effects. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended March 31,
	2012	2011
	(millions of dollars)

Net (loss) income (GAAP)	$(73.3)	$71.0

Unrealized loss on mark-to-market derivative contracts	109.1	51.0

Realized gain (loss) on mark-to-market derivative contracts (1)	8.7	(14.1)

Unrealized loss (gain) on investment measured at fair value	135.9	(67.3)

Adjust income taxes (2)	(94.4)	11.8

Adjusted net income (non-GAAP)	$86.0	$52.4

Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(9.0)

Adjusted net income attributable to common stockholders (non-GAAP)	$77.0

(1)

The amounts presented in the above table differ from the adjustments reflected in the calculation of operating cash flow on the following page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(2)

Tax rates assumed based upon adjusted earnings are 36% and 40% for the three months ended March 31, 2012 and 2011, respectively. Tax rates exclude the effects of nonrecurring tax related expenses and benefits.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three months ended March 31, 2012 and 2011. Management believes this presentation may be useful to investors. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including the unrealized gain and loss on mark-to-market derivative contracts, to include derivative cash settlements for the realized gain and loss on mark-to-market derivative contracts that are classified as investing activities for GAAP purposes, to exclude the unrealized gain and loss on the investment measured at fair value, to include distributions to holders of noncontrolling interest in the form of preferred stock of subsidiary that are classified as financing activities for GAAP purposes and to exclude certain other items.

	Three Months Ended March 31,
	2012	2011
	(millions of dollars)
Net (loss) income	$(73.3)	$71.0
Items not affecting operating cash flows
Depreciation, depletion, amortization and accretion	181.4	138.8
Deferred income tax (benefit) expense	(46.0)	46.8
Unrealized loss on mark-to-market derivative contracts	109.1	51.0
Unrealized loss (gain) on investment measured at fair value	135.9	(67.3)
Non-cash compensation	18.2	16.8
Other non-cash items	1.4	0.9
Realized gain (loss) on mark-to-market derivative contracts	9.3	(15.0)
Distributions to holders of noncontrolling interest in the form of preferred stock of subsidiary	(6.8)	—

Operating cash flow (non-GAAP)	$329.2	$243.0

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$329.2	$243.0
Changes in assets and liabilities from operating activities	8.7	31.9
Realized (gain) loss on mark-to-market derivative contracts	(9.3)	15.0
Distributions to holders of noncontrolling interest in the form of preferred stock of subsidiary	6.8	—
Other	—	0.1

Net cash provided by operating activities (GAAP)	$335.4	$290.0

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